SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 17, 2005

COCONNECT, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-26533	63-1205304
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
480 E. 6400 South, Ste 230
Salt Lake City, Utah 84107
(Address of principal executive offices)

(801) 266-9393
(Registrants Telephone Number)

4766 South Holladay Blvd. Holladay, Utah 84117

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events: Lawsuit Filed Against David Thayne, Rebecca Thayne, Jerry Warnick and Martin Tanner

On December 14, 2005 CoConnect, Inc. filed a lawsuit in the Second District Court in Davis County for the State of Utah against David Thayne, Rebecca Thayne, Jerry Warnick, (former officer and director of CoConnect) and Martin Tanner, (former Secretary and Treasurer of CoConnect) for Embezzlement, Conversion, Breach of Fiduciary Duty, and Fraud.

Among other things CoConnect asserts that defendant Jerry Warnick, who was then the only signer on the only authorized bank account of CoConnect located at America First Credit Union in Salt Lake City Utah, and aided and abetted by Martin Tanner, ultimately transferred over one hundred seventy-seven thousand dollars ($177,000) (the “embezzled funds”) from CoConnect accounts to bank accounts not known to CoConnect, not accounted for to CoConnect and used to pay obligations not related to the operations of CoConnect, Inc. It is believed by plaintiff that the funds transferred to the unauthorized accounts of David and Rebecca Thayne were used to pay for personal vehicles driven by defendants, to make charitable contributions as tithing to defendants’ congregations of The Church of Jesus Christ of Latter-day Saints and for other illegal and unauthorized expenditures and other payables not related to CoConnect. It is believed by plaintiff that these funds were also used to pay expenditures and expenses of Heritage Internet Services, Inc., a defunct corporation controlled by David and Rebecca Thayne.

Due to the material and facts surrounding the lawsuit, CoConnect prays for the following: Plaintiff demands judgment of defendants, jointly and severally, for the sum of no less than one hundred seventy-seven dollars ($177,000) for the tort of embezzlement,   conversion, (as to defendants Tanner and Warnick) breach of fiduciary duty, punitive damages in the amount of $1,700,000, (as to defendant David Thayne) false representation of presently existing material facts in the amount of $2,400,000, for reasonable attorney’s fees, for costs of court, for prejudgment interest; and for such other and further relief as the court deems just and proper in the circumstances.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned.

COCONNECT, INC.

Date: December 17, 2005

By: /s/ L Joshua Eikov

L Joshua Eikov

Chief Executive

Officer and member of the board

3